STRATASYS, INC. AND SUBSIDIARIES

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

     We have issued our reports dated March 13, 2008, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Stratasys, Inc. on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Stratasys, Inc. on Form S-3 (File No. 333-108816, effective December 2, 2003) and on Forms S-8 (File No. 33-93362 effective June 9, 1995, File No. 333-32782, effective March 17, 2000 and File No. 333-116210, effective June 4, 2004).

/s/ Grant Thornton LLP

Minneapolis, Minnesota
March 13, 2008